Filed Pursuant to Rule 424(b)(3)
Registration No. 333-273377

PROSPECTUS SUPPLEMENT NO. 3
(to Prospectus dated August 3, 2023)

FOXO Technologies Inc.

Up to 5,625,000 Shares of Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated August 3, 2023 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (File No. 333-273377) with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on August 18, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the potential offer and resale from time to time by the selling stockholders named in the Prospectus or their permitted transferees (the “Selling Stockholders”) of up to 5,625,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), which consists of (i) an aggregate of 2,812,500 shares of Class A Common Stock that were purchased by the Selling Stockholders on July 14, 2023 and July 20, 2023 in the first tranche purchase of a private placement transaction (the “2023 Private Placement”), pursuant to the terms of Stock Purchase Agreements, dated July 14, 2023, July 20, 2023 and July 20, 2023, that we entered into with each of the Selling Stockholders, as investors in the 2023 Private Placement (collectively, the “Stock Purchase Agreements”), and (ii) an aggregate of 2,812,500 additional shares of Class A Common Stock that were purchased by the Selling Stockholders on August 4, 2023 in the second tranche purchase of the 2023 Private Placement pursuant to the Stock Purchase Agreements following the effective date of the registration statement of which the Prospectus forms a part. We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Stockholders.

Our Class A Common Stock is currently listed on the NYSE American LLC under the symbol “FOXO.” On August 18, 2023, the closing price of our Class A Common Stock was $0.1405. Our Public Warrants are currently quoted on the OTC Pink Marketplace under the symbol “FOXOW.” On August 18, 2023, the closing price of our Public Warrants was $0.0045.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 and will be subject to reduced public company reporting standards. As such, we have elected to comply with certain reduced public company reporting requirements for this and future filings.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 12 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 18, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): August 14, 2023

FOXO TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39783	85-1050265
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

729 N. Washington Ave., Suite 600 Minneapolis, MN	55401
(Address of Principal Executive Offices)	(Zip Code)

(612) 562-9447

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001	FOXO	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 16, 2023, FOXO Technologies Inc. (the “Company”) received a second written notice (the “Notice”) from the NYSE American LLC (the “NYSE American”) stating that it is not in compliance with the continued listing standard set forth in Section 1003(f)(v) of the NYSE American Company Guide (the “Company Guide”) because the Company’s Class A common stock was selling for a low price per share for a substantial period of time, which NYSE American determined to be a 30-trading day average of less than $0.20 per share. The Notice stated that the Company’s continued listing is predicated on it effecting a reverse stock split of its Class A common stock or otherwise demonstrating sustained price improvement within a reasonable period of time, which NYSE American has determined to be no later than February 16, 2024. However, NYSE American may take accelerated delisting action that would pre-empt the cure period in the event that the Class A common stock trades at levels viewed to be abnormally low.

As previously disclosed, on June 12, 2023, the Company received a notice from the NYSE American stating that it is not in compliance with the continued listing standards set forth in Section 1003(a)(i) of the Company Guide since the Company reported stockholders’ deficit of $(30,000) at March 31, 2023, and losses from continuing operations and/or net losses in its two most recent fiscal years ended December 31, 2022. Section 1003(a)(i) of the Company Guide requires a listed company to have stockholders’ equity of $2 million or more if the listed company has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years. On July 12, 2023, the Company submitted a plan of compliance (the “Plan”) addressing how it intends to regain compliance with the stockholders’ equity requirement by December 12, 2024. If the Plan is not accepted by NYSE American, or if the Company does not make progress consistent with the Plan, or if the Company fails to regain compliance by December 12, 2024, the NYSE American may commence delisting procedures.

The Company’s Class A common stock will continue to be listed on the NYSE American while the Company evaluates its various alternatives to regain compliance with Section 1003(f)(v) of the Company Guide, including to effect a reverse stock split of its issued and outstanding shares of Class A common stock, which corporate action was previously approved by stockholders at the Company’s annual meeting of stockholders held on May 26, 2023. The Company will also continue to be included in the list of NYSE American noncompliant issuers, and the below compliance (“.BC”) indicator will continue to be disseminated with the Company’s ticker symbol. The Company’s receipt of the Notice from the NYSE American does not affect the Company’s business, operations or reporting requirements with the U.S. Securities and Exchange Commission.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 14, 2023, Robert Potashnick notified the Company of his decision to resign as Chief Financial Officer of the Company, effective as of September 13, 2023, to pursue other opportunities. Prior to that date, Mr. Potashnick will continue to perform his responsibilities and assist with transition matters. Mr. Potashnick’s resignation is not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Company is in the process of engaging a replacement interim principal financial and accounting officer.

Item 7.01. Regulation FD Disclosure.

On August 18, 2023, the Company issued a press release announcing its receipt of the NYSE American Notice. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information under this Item 7.01, including Exhibit 99.1 hereto, is being furnished herewith and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing. Furthermore, the furnishing of information under Item 7.01 of this Current Report on Form 8-K is not intended to constitute a determination by the Company that the information contained herein, including the exhibit hereto, is material or that the dissemination of such information is required by Regulation FD.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements.” Any statements contained in this Current Report on Form 8-K that do not describe historical facts may constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “if,” “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology and include statements regarding the Notice, the Plan, whether the Company will effect a reverse stock split of its issued and outstanding shares of Class A common stock, and whether the Company will regain compliance with the NYSE American’s continued listing standards. These forward-looking statements are based on information currently available to the Company’s management as well as estimates and assumptions made by its management and are subject to risks and uncertainties that may cause actual results, performance or developments to differ materially from those contained in the statements. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause the Company’s or its industry’s actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. These forward-looking statements are made as of the date of this Current Report on Form 8-K, and the Company does not undertake an obligation to update these forward-looking statements after such date.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated August 18, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOXO Technologies Inc.

Date: August 18, 2023	By:	/s/ Tyler Danielson
		Name:	Tyler Danielson
		Title:	Interim Chief Executive Officer

Exhibit 99.1

FOXO Technologies Inc. Announces Receipt of Second Notice of Non-Compliance from NYSE American

MINNEAPOLIS, MN, AUGUST 18, 2023 — On August 16, 2023, FOXO Technologies Inc. (NYSEAM: FOXO) (the “Company”) received a second written notice (the “Notice”) from the NYSE American LLC (the “NYSE American”) stating that it is not in compliance with the continued listing standard set forth in Section 1003(f)(v) of the NYSE American Company Guide (the “Company Guide”) because the Company’s Class A common stock was selling for a low price per share for a substantial period of time, which NYSE American determined to be a 30-trading day average of less than $0.20 per share.

The Notice stated that the Company’s continued listing is predicated on it effecting a reverse stock split of its Class A common stock or otherwise demonstrating sustained price improvement within a reasonable period of time, which NYSE American has determined to be no later than February 16, 2024. However, NYSE American may take accelerated delisting action that would pre-empt the cure period in the event that the Class A common stock trades at levels viewed to be abnormally low.

As previously disclosed, on June 12, 2023, the Company received a notice from the NYSE American stating that it is not in compliance with the continued listing standards set forth in Section 1003(a)(i) of the Company Guide since the Company reported stockholders’ deficit of $(30,000) at March 31, 2023, and losses from continuing operations and/or net losses in its two most recent fiscal years ended December 31, 2022. Section 1003(a)(i) of the Company Guide requires a listed company to have stockholders’ equity of $2 million or more if the listed company has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years. On July 12, 2023, the Company submitted a plan of compliance (the “Plan”) addressing how it intends to regain compliance with the stockholders’ equity requirement by December 12, 2024. If the Plan is not accepted by NYSE American, or if the Company does not make progress consistent with the Plan, or if the Company fails to regain compliance by December 12, 2024, the NYSE American may commence delisting procedures.

The Company’s Class A common stock will continue to be listed on the NYSE American while the Company evaluates its various alternatives to regain compliance with Section 1003(f)(v) of the Company Guide, including to effect a reverse stock split of its issued and outstanding shares of Class A common stock, which corporate action was previously approved by stockholders at the Company’s annual meeting of stockholders held on May 26, 2023. The Company will also continue to be included in the list of NYSE American noncompliant issuers, and the below compliance (“.BC”) indicator will continue to be disseminated with the Company’s ticker symbol. The Company’s receipt of the Notice from the NYSE American does not affect the Company’s business, operations or reporting requirements with the U.S. Securities and Exchange Commission.

About FOXO Technologies Inc. (“FOXO”)

FOXO is at the forefront of commercializing epigenetic biomarker technology. Their mission is to utilize the power of epigenetics and artificial intelligence to generate data-driven insights that promote optimal health and longevity outcomes for individuals and organizations alike. For more information about FOXO, visit www.foxotechnologies.com.

Forward-Looking Statements

This press release contains certain forward-looking statements for purposes of the “safe harbor” provisions under the United States Private Securities Litigation Reform Act of 1995. Any statements other than statements of historical fact contained herein, including statements regarding the Notice, the Plan, whether the Company will effect a reverse stock split of its issued and outstanding shares of Class A common stock, and whether the Company will regain compliance with the NYSE American’s continued listing standards, and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning, but the absence of these words does not mean that a statement is not forward-looking. Any such forward-looking statements are based upon the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the Company’s control. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to the possibility that the Plan will not be accepted by NYSE American, the Company will be unable to satisfy other continued listing requirements of NYSE American for its Class A common stock to maintain the listing of the Class A common stock on NYSE American; the risk of changes in the competitive and highly regulated industries in which FOXO operates; variations in operating performance across competitors or changes in laws and regulations affecting FOXO’s business; the ability to implement FOXO’s business plans, forecasts, and other expectations; the ability to continue as a going concern and obtain financing; the risk that FOXO has a history of losses and may not achieve or maintain profitability in the future; potential inability of FOXO to establish or maintain relationships required to advance its goals or to achieve its commercialization and development plans; the enforceability of FOXO’s intellectual property, including its patents and the potential infringement on the intellectual property rights of others; and the risk of downturns and a changing regulatory landscape in the highly competitive biotechnology industry or in the markets or industries in which FOXO operates, including the highly regulated insurance industry. The foregoing list of factors is not exhaustive. Readers should carefully consider the foregoing factors and the other risks and uncertainties discussed in FOXO’s most recent reports on Forms 10-K and 10-Q, particularly the “Risk Factors” sections of those reports, and in other documents FOXO has filed, or will file, with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and FOXO assumes no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts / Investor Relations

Matthew Hausch, Cody Slach

Gateway Investor Relations

(949) 574-3860

FOXO@gatewayir.com